EXHIBIT 23.1

CONSENT OF THE INDEPENDENT AUDITOR

As the independent auditor for Global 8 Environmental Technologies, Inc. (formerly Organic Recycling Technologies, Inc.), I hereby consent to the incorporation by reference in this Form 10-K Statement of my report, related to the audited financial statements and financial statement schedules of Organic Recycling Technologies, Inc. as of September 30, 2007 and the related statements of operations, stockholders' deficit and cash flows for the year ended September 30, 2007. My audit report was dated January 7, 2008.

/s/ Hawkins Accounting
Los Angeles, CA

January 9, 2009